EXHIBIT 99.1
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P R E S S   R E L E A S E
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                CYRUS FREIDHEIM, RESPECTED BUSINESS LEADER, JOINS
                   HOLLINGER INTERNATIONAL BOARD OF DIRECTORS

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NEW YORK, NY, OCTOBER 25, 2005 - Hollinger International Inc. (NYSE:HLR) today announced that Cyrus F. Freidheim, a highly respected and experienced business leader, has been appointed to its Board of Directors. He has also been appointed as a member of the Board's Compensation Committee.

In 2004, Mr. Freidheim retired as the Chairman and Chief Executive Officer of Chiquita Brands International, a position he took two years earlier after spending 35 years with Booz Allen & Hamilton Inc., the leading management consulting firm of which he served as Vice Chairman from 1990 through 2002.

Gordon A. Paris, Chairman and Chief Executive Officer, said, "Cyrus Freidheim is well known in the business community for his outstanding skills as a business leader. He is recognized for bringing a clear strategic approach to running businesses and positioning them, through focused execution, to deliver substantial growth and value over the long term. We welcome him to Hollinger International and look forward to his counsel."

Mr. Freidheim was appointed in 2002 to lead Chiquita Brands in its reorganization and successful turnaround. Prior to that, serving as Vice Chairman, he led Booz Allen & Hamilton Inc. through a period a dramatic growth. Mr. Freidheim joined Booz Allen & Hamilton in 1966 and worked as the Managing Director of several international offices, including the U.S. office. Mr. Freidheim began his nearly 50-year career as a plant engineer at Union Carbide Corporation, after serving in the Security Group of the U.S. Navy.

Mr. Freidheim received a B.S. in Chemical Engineering from the University of Notre Dame, an M.S. in Industrial Administration from Carnegie Mellon University, and a PhD (Honorary) in International Law from Thunderbird, The Garvin School of International Management (of which he is Former Chairman). He has served on several corporate boards, and currently serves on the Boards of Allegheny Energy and HSBC Financial Corp. Mr. Freidheim is also a director of the Brookings Institution, the Chicago Council of Foreign Relations (of which he is Former Chairman), the Commercial Club of Chicago, the Chicago Symphony Orchestra, Rush University Medical Center, among others.

ABOUT HOLLINGER INTERNATIONAL

Hollinger International Inc. is a newspaper publisher whose assets include The Chicago Sun-Times and a large number of community newspapers in the Chicago area as well as in Canada.

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CONTACTS:
Molly Morse/Jeremy Fielding
Kekst and Company
212-521-4826/4825
molly-morse@kekst.com
jeremy-fielding@kekst.com